EXHIBIT 99.4

July 31, 2003
Denver, Colorado

FOR IMMEDIATE RELEASE

Prima Energy Corporation Reports
Second Quarter Results, Mid-Year Reserve Estimates, and Update on Activities
(2003 Production Forecast Raised)

Prima Energy Corporation, a Denver based independent oil and gas company, today reported its results for the quarter and six months ended June 30, 2003 and provided an update of its commodity hedging transactions, operating activities, and estimated production for the remainder of 2003. The Company also reported estimated proved and probable oil and gas reserves at mid-year 2003.

Results of Operations for the Three- and Six- Month Periods Ended June 30, 2003

Quarter Ended June 30, 2003

The Company reported second quarter 2003 net income of $5,263,000, which compares to second quarter 2002 net income of $1,990,000. These amounts equate to $0.40 and $0.15 per diluted share, respectively, representing a 169% year-over-year increase. Cash flow from operations before changes in operating assets and liabilities totaled $11,687,000 in the second quarter of 2003, 196% above the $3,946,000 reported for the comparable quarter of 2002. Cash flow from operations before changes in operating assets and liabilities is a non-GAAP financial measure derived from net cash provided by operating activities — see “Reconciliation of Non-GAAP Financial Measure” in a table below.

Revenues for the 2003-quarter totaled $16,440,000 compared to $8,718,000 in the second quarter of 2002. Oil and gas sales in the second quarter of 2003 totaled $14,134,000, compared to $6,121,000 in the same quarter of 2002, for an increase of 131%. The improvement was attributable to the combined effects of a 70% year-over-year increase in production volumes and a 36% increase in average realized oil and gas prices. During the recent quarter, natural gas accounted for 85% of the Company’s total production and 80% of its oil and gas sales, compared to 76% and 63%, respectively, in the second quarter of 2002.

Prima’s natural gas production increased by 91%, from 1,729,000 Mcf in the second quarter of 2002 to 3,311,000 Mcf in the latest quarter. Oil production totaled approximately 95,000 barrels in the second quarter of 2003, compared to 93,000 barrels in the same quarter of 2002, for an increase of 2%. On an equivalent unit basis, the Company’s production expanded from 2,286,000 Mcfe in the second quarter of 2002 to 3,883,000 Mcfe in the recent quarter. The average daily production rate in the latest quarter of 42.7 million cubic feet of natural gas equivalents represents a record high for Prima, and was 15% above the previous high level, which was reached in the preceding quarter. These increases were due to Powder River Basin CBM operations, which generated net gas production of 1,724,000 Mcf in the second quarter of 2003, compared to 87,000 Mcf in the second quarter of 2002 and 1,144,000 Mcf in the first quarter of 2003. Current year CBM production is primarily attributable to the Company’s Porcupine-Tuit property, which began producing in the third quarter of 2002.

Average sales prices received for natural gas production were $3.42 per Mcf in the second quarter of 2003 and $2.23 per Mcf in the 2002 quarter, representing a year-over-year increase of $1.19 per Mcf, or 53%. Average prices received per barrel of oil were $29.32 in the recent quarter and $24.47 in the same period last year, for an increase of $4.85 per barrel or 20%. On an energy equivalent basis, the average price received was $3.64 per Mcfe in the latest quarter compared to $2.68 per Mcfe in the prior-year period. Hedging gains included in oil and gas revenues for the second quarter of 2003 increased average price realizations by $0.08 per Mcf of natural gas and $0.07 per Mcfe. Hedging losses included in oil and gas revenues for the second quarter of 2002 decreased average price realizations by $1.70 per barrel of oil and $0.07 per Mcfe.

Second quarter 2003 revenues included $48,000 of net losses recognized on ineffective hedges, which consisted of contracts for forward sales of NYMEX natural gas, which don’t qualify as effective cash flow hedges without corresponding basis-differential hedges. In the second quarter of the prior year, we reported net gains of $70,000 on similar transactions.

Depletion expense in the second quarter of 2003 was $0.93 per Mcfe, compared to $0.90 per Mcfe in the second quarter last year. Lease operating expenses averaged $0.22 per Mcfe produced in the 2003 quarter compared to $0.34 per Mcfe in the 2002 quarter. The lower LOE per unit primarily reflected the expanded production base in Wyoming over which field office expenses are spread, since bringing the Porcupine-Tuit property on-line. Production taxes were $0.34 and $0.22 per Mcfe in the 2003 and 2002 quarters, respectively, reflecting higher product prices in 2003 and an increased proportion of sales derived from Wyoming, which has a higher tax rate than Colorado. Total lifting costs were 15% of oil and gas revenues and $0.56 per Mcfe during the first three months of 2003, compared to 21% and $0.56 per Mcfe in the same period in 2002. General and administrative expenses decreased $60,000 for the quarter ended June 30, 2003, compared to the prior year, primarily due to greater reimbursements from third parties.

Oilfield service revenues from third parties totaled $2,189,000 in the quarter ended June 30, 2003 compared to $2,354,000 in the quarter ended June 30, 2002, for a decrease of $165,000, or 7%. Costs of oilfield services provided to third parties were $1,708,000 in 2003 compared to $1,780,000 in 2002, for a decrease of $72,000, or 4%. Service fees and costs associated with Prima-operated properties, which are eliminated in consolidation, represented 21% of the service companies’ activities in the 2003-period compared to 14% in same quarter last year. The year-over-year decline in operating margins for Prima’s oilfield service operations reflects relatively flat billing rates and higher labor costs.

The Company’s income tax provision was 33% of pre-tax income in the recent quarter, compared to 19% in the prior year’s quarter, due to permanent differences that did not increase proportionately with pre-tax income and the cessation of Section 29 tax credits at the end of 2002.

Six Months Ended June 30, 2003

For the six months ended June 30, 2003, Prima reported net income of $10,645,000, or $0.81 per diluted share, compared to net income of $1,268,000, or $0.10 per diluted share, for the six months ended June 30, 2002. Cash flow from operating activities before changes in operating assets and liabilities aggregated $20,883,000 for the first six months of 2003 compared to $10,864,000 for the first six months of 2002.

First half 2003 net income included an adjustment for the cumulative effect of a change in accounting principle, in conjunction with adoption of Statement of Financial Accounting Standards No. 143, which relates to accounting for asset retirement obligations. Adoption of SFAS 143 resulted in a non-cash, after-tax credit of $403,000 or $0.03 per diluted share, reflecting the net historical effects of providing for estimated future costs for abandonment of oil and gas properties and the impact on depletion expense of incorporating estimated equipment salvage values.

First-half 2003 revenues included $1,306,000 of net gains recognized on ineffective hedges comprised of forward sales of NYMEX natural gas. In the first half of the prior year, the Company reported net losses of $2,638,000 on similar contracts, as mark-to-market gains recorded on open positions at the end of 2001 were partially reversed upon subsequent improvement in gas prices. Results for the first half of 2002 also reflected a current tax provision that exceeded the total tax provision by $933,000, due to the reversal of certain timing differences.

Revenues for the first half of 2003 totaled $32,050,000, compared to $14,125,000 for the first six months of 2002. Oil and gas sales totaled $26,346,000 during the 2003 period, compared to $12,005,000 in the first half of 2002, for an increase of 119%. The increase was attributable to the combined effects of a 47% year-over-year increase in production volumes and a 49% increase in average prices realized per equivalent unit of oil and gas production.

Prima’s net natural gas production during the first six months of 2003 and 2002 totaled 6,106,000 Mcf and 3,832,000 Mcf, respectively, reflecting an increase of 2,274,000 Mcf, or 59%. Net oil production was 188,000 barrels and 183,000 barrels for the same six-month periods, representing an increase of 5,000 barrels or 3%. On an equivalent unit basis, the Company’s production increased from 4,930,000 Mcfe in the first half of 2002 to 7,236,000 Mcfe during the same period in 2003.

The average price received for natural gas production during the six months ended June 30, 2003 was $3.33 per Mcf, compared to $2.03 per Mcf for the six months ended June 30, 2002, representing an increase of $1.30 or 64%. Average prices received for oil during the same periods were $31.93 and $23.06 per barrel, respectively, for a year-over-year increase of $8.87 or 38%. On an Mcf equivalent basis, the average price received for the Company’s production was $3.64 for the six months ended June 30, 2003 compared to $2.44 for the six months ended June 30, 2002. Gains and losses on hedges included in oil and gas revenues for the first six months of 2003 had the effect of decreasing the average price realized per Mcf of natural gas by $0.07, increasing the average price realized per barrel of oil by $0.22, and reducing the average price realized per Mcfe by $0.05. Hedging losses included in oil and gas revenues for the first six months of 2002 decreased average price realizations by $0.86 per barrel of oil and $0.03 per Mcfe.

Depletion expense for oil and gas properties was $6,760,000, or $0.93 per Mcfe, during the first six months of 2003, compared to $4,437,000, or $0.90 per Mcfe, produced during the first six months of 2002. Lease operating expenses declined from an average $0.32 per Mcfe in the six months ended June 30, 2002 to an average $0.25 per Mcfe in the six months ended June 30, 2003, due primarily to the impact of production at Porcupine-Tuit. Production taxes were $0.35 and $0.20 per Mcfe in the 2003 and 2002 six-month periods, respectively, reflecting higher product prices in 2003 and an increased proportion of sales derived from Wyoming. Total lifting costs were 17% of oil and gas revenues and $0.60 per Mcfe for the first six months of 2003, compared to 21% and $0.52 per Mcfe for the same 2002 period. General and administrative expenses of $1,633,000 for the six months ended June 30, 2003 were roughly flat with the same period of 2002.

Primarily reflecting lower demand for services in the Powder River Basin, oilfield service revenues declined by 7%, from $4,439,000 in the first half of 2002 to $4,128,000 during the latest six-month period. Costs of oilfield services were $3,447,000 for the six months ended June 30, 2003, compared to $3,543,000 for the same period of 2002, a decrease of $96,000 or 3%. For the six months ended June 30, 2003, 19% of fees billed by the service companies were for Prima-owned property interests, compared to 12% for the six months ended June 30, 2002.

Commodity Hedging

Prima realized net settlement gains totaling $142,000 on derivatives positions closed out during July 2003, through the 28th. At the close of business on July 28, 2003, open oil and gas derivatives instruments showed net unrealized gains aggregating $1,602,000, as follows:

	Market	Total Volumes	Contract	Unrealized
Time Period	Index	(MMBtu or Bbls)	Price	Gain (Loss)

Natural Gas
August – October 2003	NYMEX	750,000	$6.00	$981,000
August – October 2003	CIG	450,000	5.25	626,000
Crude Oil
September – December 2003	NYMEX	17,000	29.38	(5,000)

Total Unrealized Net Gain				$1,602,000

Operating and Investment Activities, Reserves, and Production

Prima invested $9,513,000 in oil and gas properties during the first six months of 2003, including $9,087,000 on well costs and other development activities and $426,000 for undeveloped acreage. Well operations included drilling seven (6.6 net) wells in the Denver Basin, 23 (16.1 net) CBM wells in the Powder River Basin, and 6 (0.5 net) wells in the Cave Gulch area in the Wind River Basin. Additional development costs were also incurred in re-fracturing 19 (18 net) wells in the Denver Basin, completing two Denver Basin wells drilled in late 2002, and installing infrastructure facilities for early-stage projects in the CBM area. During the first half of 2003, Prima also expended $632,000 for other property and equipment, and $2,111,000 for the purchase of approximately 112,000 shares of treasury stock at an average cost of $18.87 per share.

Costs incurred during the first six month of 2003 were partially offset by approximately $1,436,000 of proceeds realized from the sale of oil and gas properties.

Prima’s net working capital increased from $35,954,000 at the end of 2002 to $46,722,000 at June 30, 2003. Working capital at the end of the period included $42,177,000 of cash equivalents and short-term investments, and Prima continues to be free of long-term debt. This strong financial condition provides the Company considerable flexibility in responding to opportunities and scheduling capital investments to take advantage of market conditions.

Market prices for Prima’s natural gas have significantly improved since last year-end, reflecting both general increases in gas prices in North America and significantly narrowed basis differentials in the Rocky Mountain region since the Kern River pipeline expansion went in service in May 2003. The spot market price for Colorado Interstate Gas (CIG), which is the principal benchmark for virtually all of Prima’s gas production, increased from $3.11 at the end of 2002 to $4.02 at the end of June 2003, incorporating basis differentials of $1.63 and $1.15, respectively. As long-term price expectations reflected in forward markets have increased roughly commensurately during the same period, certain CBM projects with shallower coals that we had de-emphasized in 2002 have become more economically attractive for development. The Company has updated its estimates of proved reserves at June 30, 2003 using unescalated prices at that date averaging $3.34 per Mcf of natural gas and $30.50 per barrel of oil after incorporating all appropriate adjustments for product quality, location, and costs of transportation. Primarily reflecting the impact of higher gas prices, but also including additions and revisions for better-than-projected performance of Porcupine-Tuit wells and other developments, total proved reserves at mid-year are estimated at 104.5 billion cubic feet (Bcf) of natural gas and 4.6 million barrels of oil, or 132 Bcf of natural gas equivalents (Bcfe), with a PV-10 of $178 million. These internal estimates compare to estimated proved reserves reported as of the end of 2002 of 87.4 Bcf of natural gas and 3.9 million barrels of oil, or 111.1 Bcfe, with a PV-10 of $128.8 million. The Company also has estimated at each date the amount of its less-defined, and therefore higher-risk, probable reserves, which are primarily associated with its Powder River Basin CBM properties. At the end of June 2003, such estimated probable reserves totaled approximately 356 Bcfe, with a PV-10 of $289 million, using an unescalated average wellhead gas price of $2.79 per Mcf. At the end of December 2002, estimated probable reserves aggregated 323 Bcfe with a PV-10 of $176.2 million. Estimates of proved and probable reserves prepared as of December 31, 2002 and June 30, 2003, respectively, using futures prices quoted at the time, yielded results that were not significantly different than estimates prepared using unescalated spot market prices at each date.

Due to improvement in Rocky Mountain natural gas prices, regulatory developments in the Powder River Basin, and additional performance data, the Company is currently planning to accelerate development of some of the shallower coals underlying its Powder River Basin acreage. Subject to being able to obtain regulatory approvals, among other factors, activities planned for the second half of 2003 include drilling 75 to 100 CBM wells and investing in infrastucture facilities to enable hook-up of up to 200 wells in the Powder River Basin by early 2004. At Porcupine-Tuit, we are planning to drill 24 wells for which permits were recently obtained, and hooking-up 28 wells, including these new wells and four previously-drilled wells. In the area encompassing our North Shell Draw and Cedar Draw projects, where Prima has 59 previously-drilled wells awaiting hook-up, we are planning to deepen 16 of these wells to lower coals, drill 30 to 50 additional wells, and install (or arrange for installation of) gathering and compression facilities to tie these wells into a sales line. Current year plans also call for drilling 20 to 30 additional wells in the Kingsbury area, where Prima has a pilot program with 16 wells on pump to begin evaluating two coals at depths between 1,600 feet and 2,000 feet. The Company anticipates tying-in 60 to 70 wells in the Kingsbury area by early 2004, including the wells currently on pump, 25 other wells presently shut-in pending hook-up, and the additional wells planned for the second half of this year. The Company expects to postpone some or all of the wells previously planned to be drilled in the Wild Turkey area in 2003, due to delays in obtaining required regulatory approvals. The Company’s plans for the second half of 2003 also continue to provide for drilling approximately 15 (14 net) wells and re-fracturing approximately ten (9 net) wells in the Denver Basin, and participating in drilling up to eight (0.5 net) wells at Cave Gulch. If regulatory approvals are obtained and other conditions facilitate undertaking all of these activities, the Company anticipates that its capital budget will be raised to a level above the previously-indicated range of $25 million to $30 million.

Supported by the continued strong performance of the 58 Porcupine-Tuit wells that are currently producing and the recent receipt of permits to drill additional wells in the area, the Company has raised its estimate of total current year oil and gas production to between 14,500,000 Mcfe and 15,000,000 Mcfe. This target range represents between a 37% and 42% increase over total net production reported in 2002.

Conference Call

Prima will hold a conference call on Friday, August 1, 2003, at 9:30 a.m. MDT to review its second quarter financial results and provide an update on operations. Interested parties may access the conference call by dialing (800) 362-0571 and providing conference I.D. number G634. Replays will be available from 11:30 a.m. MDT, August 1 through 10:00 p.m. MDT August 8, 2003, by dialing (888) 274-8332 (no reservation number necessary).

The conference call will also be webcast live over the Internet and can be accessed by following the link from Prima Energy’s website at www.primaenergy.com . To listen to the live call from our website, please access the website at least fifteen minutes early to register, and download and install any necessary audio software. A replay from the Internet site will be available shortly after the call is completed, and will be available for 90 days.

Prima is a Denver-based independent energy company engaged in the exploration for, acquisition, development and production of natural gas and crude oil. Through wholly owned subsidiaries, Prima is also engaged in natural gas and oil property operations, oilfield services and natural gas and crude oil marketing. The Company’s current activities are principally conducted in the Rocky Mountain region of the United States.

Cautionary Note to U.S. Investors — The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable reserves, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form 10-K, File No. 0-9408, available from us at 1099 18th Street, Suite 400, Denver, CO 80202. You can also obtain this form from the SEC by calling 1-800-SEC-0330.

This press release contains projections or forward-looking statements, which are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements related to drilling and construction plans, other investment activities, projected production levels, anticipated production commencement dates, and future oil and gas prices. The words “anticipate,” “expect,” “plan,” “target,” “estimate,” or “project” and similar expressions identify forward-looking statements. Any such statements or projections reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved, and actual results could differ materially from those projected. Prima does not undertake to update, revise or correct any of the forward-looking information. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

NASDAQ Symbol: PENG

Contacts:	Richard H. Lewis, President and Chief Executive Officer Neil L. Stenbuck, Executive Vice President and Chief Financial Officer

Telephone Number: (303) 297-2100
Website: www.primaenergy.com

Financial data follows (note: certain prior-year amounts have been reclassified to conform to current-year presentations). In addition, a copy of the Company’s Form 10-Q for the quarter ended June 30, 2003 and Form 10-K for the year ended December 31, 2002 are, or will be, available on the Company’s Website at www.primaenergy.com.

================================================================================

PRIMA ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

REVENUES
Oil and gas sales	$14,134,000	$6,121,000	$26,346,000	$12,005,000
Gains (losses) on derivatives instruments, net	(48,000)	70,000	1,306,000	(2,638,000)
Oilfield services	2,189,000	2,354,000	4,128,000	4,439,000
Interest, dividend and other income	165,000	173,000	270,000	319,000

	16,440,000	8,718,000	32,050,000	14,125,000

EXPENSES
Depreciation, depletion and amortization:
Depletion of oil and gas properties	3,625,000	2,058,000	6,760,000	4,437,000
Depreciation of property and equipment	278,000	290,000	562,000	592,000
Lease operating expense	854,000	766,000	1,795,000	1,563,000
Ad valorem and production taxes	1,332,000	509,000	2,566,000	965,000
Cost of oilfield services	1,708,000	1,780,000	3,447,000	3,543,000
General and administrative	785,000	845,000	1,633,000	1,617,000

	8,582,000	6,248,000	16,763,000	12,717,000

Income before income taxes and cumulative effect of change in accounting principle	7,858,000	2,470,000	15,287,000	1,408,000
Provision for income taxes	2,595,000	480,000	5,045,000	140,000

Net income before cumulative effect of change in accounting principle	5,263,000	1,990,000	10,242,000	1,268,000
Cumulative effect of change in accounting principle	—	—	403,000	—

NET INCOME	$5,263,000	$1,990,000	$10,645,000	$1,268,000

Basic net income per share before cumulative effect of change in accounting principle	$0.41	$0.16	$0.80	$0.10
Cumulative effect of change in accounting principle	—	—	0.03	—

BASIC NET INCOME PER SHARE	$0.41	$0.16	$0.83	$0.10

Diluted net income per share before cumulative effect of change in accounting principle	$0.40	$0.15	$0.78	$0.10
Cumulative effect of change in accounting principle	—	—	0.03	—

DILUTED NET INCOME PER SHARE	$0.40	$0.15	$0.81	$0.10

Weighted Average Common Shares Outstanding	12,731,854	12,799,273	12,776,090	12,765,770

Weighted Average Common Shares Outstanding Assuming Dilution	13,032,984	13,271,084	13,080,936	13,288,456

PRODUCTION:
Natural gas (Mcf)	3,311,000	1,729,000	6,106,000	3,832,000
Oil (barrels)	95,000	93,000	188,000	183,000
Net equivalent units (Mcfe)	3,883,000	2,286,000	7,236,000	4,930,000
AVERAGE PRICES:
Natural gas (per Mcf)	$3.42	$2.23	$3.33	$2.03
Oil (per barrel)	$29.32	$24.47	$31.93	$23.06
Net equivalent units (Mcfe)	$3.64	$2.68	$3.64	$2.44

PRIMA ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30,

	2003	2002 (1)

OPERATING ACTIVITIES
Net income	$10,645,000	$1,268,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	7,322,000	5,029,000
Deferred income taxes	3,838,000	(933,000)
Unrealized (gains) losses on derivatives instruments	(474,000)	4,690,000
Cumulative effect of change in accounting principle	(403,000)	—
Other	(45,000)	810,000
Net changes in operating assets and liabilities	(6,163,000)	(2,725,000)

Net cash provided by operating activities	14,720,000	8,139,000

INVESTING ACTIVITIES
Additions to oil and gas properties	(9,513,000)	(6,662,000)
Purchases of other property, net	(567,000)	(277,000)
Proceeds from sales of oil & gas properties	1,436,000	13,553,000
Proceeds from sales of available for sale securities, net	373,000	282,000

Net cash provided by (used in) investing activities	(8,271,000)	6,896,000

NET FINANCING ACTIVITIES	(2,081,000)	(513,000)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,368,000	14,522,000
CASH AND CASH EQUIVALENTS, beginning of period	36,263,000	23,337,000

CASH AND CASH EQUIVALENTS, end of period	$40,631,000	$37,859,000

(1)	Amounts have been reclassified to reflect cash held in a like-kind exchange escrow account as cash and cash equivalents based upon the subsequent closure of the escrow account when a like-kind exchange transaction was not consummated. The adjustment increased by $11,746,000 the amount of cash provided by investing activities and increased the amount of cash and cash equivalents held at the end of June 2002.

PRIMA ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2003	2002

	(Unaudited)
ASSETS
Current assets	$55,480,000	$47,257,000
Oil and gas properties – net	92,281,000	88,538,000
Other property and equipment – net	4,782,000	4,839,000
Other assets	1,297,000	1,293,000

	$153,840,000	$141,927,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$8,758,000	$11,303,000
Non-current ad valorem taxes	1,867,000	2,077,000
Deferred income taxes	25,203,000	21,281,000
Other liabilities	1,740,000	0
Stockholders’ equity	116,272,000	107,266,000

	$153,840,000	$141,927,000

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

Cash flow from operations before changes in operating assets and liabilities is presented because of its acceptance as an indicator of the ability of an oil and gas exploration and production company to internally fund exploration and development activities. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles. A reconciliation of cash flow from operations before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Net cash provided by operating activities	$9,217,000	$1,826,000	$14,720,000	$8,139,000
Net changes in operating assets and liabilities	2,470,000	2,120,000	6,163,000	2,725,000

Cash flow from operations before changes in operating assets and liabilities	$11,687,000	$3,946,000	$20,883,000	$10,864,000